Exhibit 23.7

Consent of Independent Auditors

We hereby consent to the inclusion of our reports in the Form 8-K of Memorial Production Partners LP. which is expected to be filed with the Securities and Exchange Commission on October 1, 2013. The specific reports subject to this consent are dated as follows:

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Our report dated September 30, 2013, with respect to the audit of the Schedule of Direct Operating Revenues and Direct Operating Expenses of the Menemsha assets for the year ended December 31, 2011; and

•

Our report dated September 30, 2013, with respect to the compiled Schedule of Direct Operating Revenues and Direct Operating Expenses of the Menemsha assets for the period from January 1, 2012 to June 30, 2012.

We also hereby consent to the inclusion or incorporation by reference of these reports in the Registration Statements (Form S-3 No. 333-187055, Form S-3 No. 333-189449, Form S-4 No. 333-189448, Form S-8 No. 333-178493) of Memorial Production Partners LP and to all references to our firm or such reports included in or incorporated by reference into the noted Registration Statements.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

October 1, 2013